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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 4)*

                               BALCHEM CORPORATION
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                                (NAME OF ISSUER)


                    COMMON STOCK, $0.0667 PAR VALUE PER SHARE
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                         (TITLE OF CLASS OF SECURITIES)


                                    057665200
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                                 (CUSIP NUMBER)


                                DECEMBER 31, 2004
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             (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)


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CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO WHICH THIS SCHEDULE
IS FILED:

    [X]  RULE 13D-1(B)

    [ ]  RULE 13D-1(C)

    [ ]  RULE 13D-1(D)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the
Notes).
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CUSIP NO. 057665200                    13G                     PAGE 2 OF 5 PAGES
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  1   NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)


      Ashford Capital Management, Inc.
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  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                         (a) [ ]
                                                                         (b) [ ]
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  3   SEC USE ONLY

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  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
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                            5   SOLE VOTING POWER

                                546,003 shares
       NUMBER OF          ----- ------------------------------------------------
         SHARES             6   SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                0 shares
          EACH            ----- ------------------------------------------------
       REPORTING            7   SOLE DISPOSITIVE POWER
         PERSON
          WITH                  546,003 shares
                          ----- ------------------------------------------------
                            8   SHARED DISPOSITIVE POWER

                                0 shares
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  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      546,003 shares

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 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)  [ ]


----- --------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      10.81%
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 12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      IA
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CUSIP NO. 057665200                    13G                     PAGE 3 OF 5 PAGES
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ITEM 1.

         (a)  Name of Issuer:

              Balchem Corporation

         (b)  Address of Issuer's Principal Executive Offices:

              P.O. Box 600, New Hampton, NY 10958

ITEM 2.

         (a)  Name of Person Filing:

              Ashford Capital Management, Inc.

         (b)  Address of Principal Business Office or, if none, Residence:

              P.O. Box 4172, Wilmington, DE 19807

         (c)  Citizenship: A Delaware Corporation

         (d) Title of Class of Securities: Common Stock, $0.0667 Par Value Per Share

         (e)  CUSIP Number: 057665200

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SS.SS.240.13D-1(B) OR 240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

         (a)  |_| Broker or dealer registered under section 15 of the Act

         (b)  |_| Bank as defined in section 3(a)(6) of the Act

         (c)  |_| Insurance company as defined in section 3(a)(19) of the Act

         (d) |_| Investment company registered under section 8 of the Investment Company Act of 1940

         (e) |X| An investment adviser in accordance with ss.240.13d-1(b)(1(ii)(E)

         (f) |_| An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F)

         (g) |_| A parent holding company or control person in accordance with ss.240.13d-1(b)(1)(ii)(G)

         (h) |_| A savings association as defined in section 3(b) of the Federal Deposit Insurance Act

         (i) |_| A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940

         (j)  |_| Group, in accordance with ss.240.13d-1(b)-1(ii)(J)

ITEM 4.  OWNERSHIP

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         (a)  Amount Beneficially Owned:  546,003 shares


         (b)  Percent of Class: 10.81%

              The foregoing percentage is calculated based on 5,048,809 shares of Common Stock reported to be outstanding as of November 3, 2004 in the Issuer's Quarterly Report filed on Form 10-Q.

         (c) Number of shares as to which such person has:

              (i)   Sole power to vote or to direct the vote: 546,003 shares

              (ii)  Shared power to vote or to direct the vote: 0 shares

              (iii) Sole power to dispose or to direct the disposition of:
                    546,003 shares

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CUSIP NO. 057665200                    13G                     PAGE 4 OF 5 PAGES
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              (iv)  Shared power to dispose or to direct the disposition of:
                    0 shares

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |_|. N/A

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

     The shares reported by the Reporting Person, a registered investment advisor, are held in separate individual client accounts, two separate limited partnerships and ten commingled funds.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         N/A

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         N/A

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         N/A

ITEM 10. CERTIFICATION

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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CUSIP NO. 057665200                    13G                     PAGE 5 OF 5 PAGES
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                                    SIGNATURE

     After reasonable inquiry and to the best of its knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:   February 24, 2005

ASHFORD CAPITAL MANAGEMENT, INC.


By:  /s/ Theodore H. Ashford, III
     ---------------------------------
     Theodore H. Ashford, III
     President



















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